                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                        CarrAmerica Realty Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                         CarrAmerica Realty Corporation

                              1850 K Street, N.W.
                             Washington, D.C. 20006

                        -------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held on May 3, 2001


To Our Stockholders:

     You are cordially invited to attend the 2001 annual meeting of stockholders of CarrAmerica Realty Corporation on Thursday, May 3, 2001, beginning at 9:30 a.m., Eastern Daylight Savings Time, at The Willard Inter-Continental Hotel, 1401 Pennsylvania Avenue, N.W., Washington, D.C. 20004. At the meeting, stockholders will act on the following matters:

     1. Election of three directors to serve terms expiring in 2004;

     2. Consideration and action upon a stockholder proposal relating to the
        instatement of the   election of directors annually; and

     3. Any other business that properly comes before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on March 8, 2001 will be entitled to vote at the meeting or any adjournments thereof.

IF YOU PLAN TO ATTEND:

     Please note that space limitations make it necessary to limit attendance to stockholders only. Registration will begin at 8:30 a.m., and seating will be available at approximately 9:00 a.m. Cameras and recording devices will not be permitted at the meeting. "Street name" holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

WHETHER OR NOT YOU EXPECT TO ATTEND:

     Whether or not you expect to attend the annual meeting, you are urged to sign and date the enclosed proxy, which is being solicited on behalf of the Board of Directors, and return it promptly in the enclosed envelope.

                              By Order of the Board of Directors,

                              /s/ Linda A. Madrid

                              Linda A. Madrid
                              Corporate Secretary

                         CarrAmerica Realty Corporation

                              1850 K Street, N.W.
                             Washington, D.C. 20006


                         ----------------------------

                                PROXY STATEMENT

                         ----------------------------


                               ABOUT THE MEETING


     Why am I receiving this Proxy Statement?

     This Proxy Statement contains information related to the solicitation of proxies for use at our 2001 annual meeting of stockholders, to be held on Thursday, May 3, 2001, at 9:30 a.m., Eastern Daylight Savings Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This solicitation is made on behalf of our Board of Directors. "We," "our," "us" and "CarrAmerica" refer to CarrAmerica Realty Corporation and its subsidiaries and affiliates. This Proxy Statement, the enclosed form of proxy and the 2000 Annual Report to Stockholders are being mailed to stockholders beginning on or about April 2, 2001.

     Who is entitled to vote at the annual meeting?

     Only holders of record of our common stock at the close of business on March 8, 2001 are entitled to receive notice of the annual meeting and to vote the shares of common stock held by them on that date at the meeting. Our common stock constitutes the only class of securities entitled to vote at the meeting.

     What are the voting rights of stockholders?

     Each share of common stock entitles its holder to cast one vote on each matter on which a vote may be taken.

     What will constitute a quorum at the annual meeting?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on March 8, 2001 will constitute a quorum, permitting the stockholders to conduct business at the meeting. We will include abstentions and broker non-votes (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not voting on a particular proposal) in the calculation of the number of shares considered to be present at the meeting.

     At the close of business on March 8, 2001, there were 65,294,227 shares of our common stock outstanding.

     How do I vote?

     You may vote either by filling out and returning the accompanying proxy card or by filling out a written ballot at the annual meeting.

     How are proxy card votes counted?

     If the accompanying proxy card is properly signed and returned to us (and not revoked), it will be voted as directed by you. Unless contrary instructions are given, the persons designated as proxy holders on the proxy card will vote FOR the election of all nominees for our Board of Directors named herein, AGAINST instatement of the election of directors annually and as recommended by our Board of Directors with regard to any other matters, or, if no such recommendation is given, in their own discretion.

     May I change my vote after I return my proxy card?

     Yes. You may revoke a previously granted proxy at any time before it is exercised by filing with our Corporate Secretary a notice of revocation or a duly executed proxy bearing a later date. Additionally, the powers of the proxy holders will be suspended regarding any person who executed a proxy but then attends the meeting in person and so requests. Attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

                             ELECTION OF DIRECTORS
                                  (Proposal 1)

     Board of Directors

     Our Board of Directors is divided into three classes, with one-third of the directors scheduled to be elected by the stockholders annually. Thomas A. Carr, Caroline S. McBride and Wesley S. Williams, Jr. have been nominated by our Board of Directors for election as directors at the 2001 annual meeting of stockholders to fill terms expiring at the 2004 annual meeting of stockholders. If elected, the nominees will hold office until the expiration of their terms and until their successors are elected and qualified.

     Nominees for Election to Terms Expiring in 2004

     Thomas A. Carr, 42, was named Chairman of the Board in May 2000 and has
been our President and a director since 1993.   In May 1997, Mr. Carr was
appointed our Chief Executive Officer. At that time, he resigned as Chief Operating Officer, a position he had held since April 1995. Mr. Carr was our Chief Financial Officer from February 1993 to April 1995. Mr. Carr is a director of The Oliver Carr Company and serves on the Boards of HQ Global Holdings, Inc. and V Technologies International Corporation (d/b/a Agilquest). Mr. Carr holds a Master of Business Administration degree from Harvard Business School and a Bachelor of Arts degree from Brown University. Mr. Carr is a member of the Board of Governors of the National Association of Real Estate Investment Trusts, the Young Presidents Organization and the Federal City Council. Mr. Carr is the son of Oliver T. Carr, Jr. and the brother of Robert
O. Carr. Mr. Carr is a member of the Investment Committee and the Executive Committee of the Board of Directors. In addition, Mr. Carr is a member of management's Operating Committee and Investment Committee.

     Caroline S. McBride, 47, has been a director since July 1996. Ms. McBride was nominated to the Board as a designee of Security Capital Group, Incorporated ("Security Capital"), one of our major stockholders. Since June 1996, Ms. McBride has been a Managing Director of the Capital Division of Security Capital. From June 1996 to July 1997, Ms. McBride was Managing Director of Security Capital Global Management Group. From July 1978 to May 1996, she was with IBM, where she was director of private market investments for the IBM Retirement Fund from 1994 to 1996. From 1992 to 1994, she was director of real estate investments for the IBM Retirement Fund. Ms. McBride is on the Board of Directors of Storage USA, Inc., BelmontCorp., CWS Communities Trust and the Real Estate Research Institute. Ms. McBride received her Masters in Business Administration degree from New York University and a Bachelor of Arts degree from Middlebury College. Ms. McBride is a member of the Investment Committee of the Board of Directors.

     Wesley S. Williams, Jr., 58, has been a director since February 1993. Mr. Williams has been a partner of the law firm of Covington & Burling since 1975. After serving as a junior member of the Faculty of Law of Columbia University, Mr. Williams was an adjunct professor of real estate finance law at Georgetown University Law Center from 1971 to 1973. In addition, he is an author or contributing author of several texts on banking law and on real estate investment and finance. Mr. Williams is on the Editorial Advisory Board of the District of Columbia Real Estate Reporter. Mr. Williams serves as Deputy Chairman of the Board of Directors of the Federal Reserve Bank of Richmond. Mr. Williams is Co-Chairman of the Board of Directors and Co-CEO of Lockhart Companies, Inc., and of its real estate, insurance, consumer finance, and miscellaneous Internet and venture subsidiaries. Mr. Williams is a member of the Executive Committee of the Board of Trustees of Penn Mutual Life Insurance Company, of which he is the Senior Trustee. He is also a member of the Executive Committee of the Board of Regents of the Smithsonian Institution. Mr. Williams received B.A. and J.D. degrees from Harvard University, an M.A. degree from the Fletcher School of Law and Diplomacy and an LL.M. from Columbia University. Mr. Williams is a member of the Audit

Committee, Executive Compensation Committee and Nominating Committee of the Board of Directors.

     Incumbent Directors--Terms Expiring in 2002

     Andrew F. Brimmer, 74, has been a director since February 1993. He has been President of Brimmer & Company, Inc., an economic and financial consulting firm, since 1976. Dr. Brimmer is the Wilmer D. Barrett Professor of Economics at the University of Massachusetts, Amherst. He also serves as a director of BlackRock Investment Income Trust, Inc. (and other funds), and Borg-Warner Automotive, Inc. From June 1995 through August 1998, Dr. Brimmer served as chairman of the District of Columbia Financial Control Board. He was a member of the Board of Governors of the Federal Reserve System from March 1966 through August 1974. Dr. Brimmer received a B.A. degree and a masters degree in economics from the University of Washington and a Ph.D. in economics from Harvard University. Dr. Brimmer is a member of the Audit Committee of the Board of Directors.

     Oliver T. Carr, Jr., 75, was Chairman of our Board of Directors from February 1993 until May 2000. He also served as our Chief Executive Officer from 1993 to 1997. Mr. Carr founded The Oliver Carr Company in 1962, and since that time he has been its Chairman of the Board and a director, as well as President from 1962 until 2000. He also serves as Chairman Emeritus of the Board of Trustees of The George Washington University. Mr. Carr is the father of both our current Chairman, President & CEO, Thomas A. Carr, and Robert O. Carr, President of CarrAmerica Urban Development, Inc. Mr. Carr is a member of the Investment Committee and the Executive Committee of the Board of Directors.

     William D. Sanders, 59, has been a director since May 1996. Mr. Sanders was nominated to the Board as a designee of Security Capital, one of our major stockholders. He is the founder and Chairman of Security Capital. Mr. Sanders retired on December 31, 1989 as Chief Executive Officer of LaSalle Partners Limited, a firm he founded in 1968. Mr. Sanders is on the Board of Directors of Security Capital and Storage USA, Inc. Mr. Sanders is a former trustee and member of the executive committee of the University of Chicago and a former trustee fellow of Cornell University. Mr. Sanders received his Bachelor of Science degree from Cornell University. Mr. Sanders is a member of the Nominating Committee of the Board of Directors.

     Incumbent Directors--Terms Expiring in 2003

     C. Ronald Blankenship, 51, has been a director since August 1998.   Mr.
Blankenship was nominated to the Board as a designee of Security Capital, one of our major stockholders. Mr. Blankenship has been the Vice Chairman and Chief Operating Officer of Security Capital since May 1998. Previously, Mr. Blankenship was Managing Director of Security Capital from March 1991 to May 1998. Mr. Blankenship is a director of Security Capital. He also is a trustee of ProLogis Trust and a director of Homestead Village Incorporated, BelmontCorp, Macquarie Capital Partners, LLC, Regency Realty Corporation and Storage USA, Inc, all of which are affiliates of Security Capital. He received a B.B.A. from the University of Texas at Austin. Mr. Blankenship is a member of the Executive Compensation Committee and the Executive Committee of the Board of Directors.

     A. James Clark, 73, has been a director since February 1993. He is Chairman of the Board and CEO of Clark Enterprises, Inc., a Bethesda, Maryland-based construction company. Clark Enterprises, Inc. has been involved in real estate and commercial and residential construction since 1972. Mr. Clark is on the Board of Trustees of the University of Maryland College Park Foundation and is a Trustee Emeritus of the Johns Hopkins University and the Johns Hopkins Board of Medicine. He is also a member of the PGA Tour Golf Course Properties Advisory Board. Mr. Clark is a graduate of the University of Maryland. He is a member of the Investment Committee, the Executive Committee, the Executive Compensation Committee, and the Nominating Committee of the Board of Directors.

     Timothy Howard, 52, has been a director since August 1998.   Mr. Howard has
been the Executive Vice President and Chief Financial Officer of Fannie Mae since 1990 and a member of Fannie Mae's Office of the Chairman since November 2000. Mr. Howard has held positions of increasing responsibility with Fannie Mae since beginning with the company in 1982. Mr. Howard received a masters degree in economics and a bachelors degree in economics, magna cum laude, from the University of California, Los Angeles. He is a member of the Audit Committee and the Executive Compensation Committee of the Board of Directors.

     Committees of the Board of Directors; Meetings

     Among the committees of our Board of Directors are a standing Audit Committee, Executive Compensation Committee, Nominating Committee, Executive Committee and Investment Committee. Additionally, during 2000 our Ad Hoc Compensation Committee, which previously had been established by our Board of Directors, was reconvened. The functions performed by these committees are described below.

     Audit Committee. Our Board's Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees of the independent public accountants, and reviews the adequacy of our internal accounting controls. The Audit Committee met five times in 2000. All of the members of the Audit Committee are independent of CarrAmerica (as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards). Our Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached hereto as Appendix A.
          ----------

     Executive Compensation Committee and Ad Hoc Compensation Committee. Our Board's Executive Compensation Committee is comprised entirely of non-employee directors, and is responsible for implementing and/or recommending to the Board of Directors compensation policies applicable to our executive officers and for monitoring compliance with such policies. The Committee determines the Chief Executive Officer's compensation and approves compensation recommendations for our other executive officers upon the recommendation of the Chief Executive Officer. It also administers our employee stock option plan. The Ad Hoc Compensation Committee was a committee comprised solely of directors who qualified as "outside directors" under Section 162(m) of the Internal Revenue Code. We established the Ad Hoc Compensation Committee to consider and make grants of options that otherwise would be subject to a limitation on deductibility under the Internal Revenue Code. The Executive Compensation Committee met three times in 2000. The Ad Hoc Compensation Committee met one time in 2000.

     Nominating Committee. Our Board's Nominating Committee was established to consider and make recommendations to the Board of Directors regarding nominees for election as members of the Board of Directors. In addition, the Nominating Committee has the authority to review and approve compensation, benefits and other forms of remuneration for non-employee directors. The Nominating Committee is willing to consider nominees recommended by stockholders. Stockholders who wish to suggest qualified candidates must comply with the advance notice provisions and other requirements of Section 3.11 of our by-laws. The Nominating Committee did not meet in 2000.

     Executive Committee. Our Board's Executive Committee may exercise the full authority of our Board of Directors, except that the Executive Committee may not amend our charter or by-laws, adopt a plan of merger or consolidation, recommend to stockholders the sale or lease of all or substantially all of our assets, elect any of our directors, elect or remove any of our officers or establish compensation for any of our executive officers. The Executive Committee did not meet in 2000.

     Investment Committee. Our Board's Investment Committee has the authority to approve and authorize expenditures, agreements and other actions relating to the acquisition and/or disposition of assets by us, the incurrence of indebtedness by us or other encumbrances on our assets or other matters treated as capital items and involving less than $100 million for any single transaction or series of related transactions, so long as such matters are consistent with our annual budget (as to amount and type of transaction). The Investment Committee met four times in 2000.

     Our Board of Directors held seven meetings during 2000. None of our directors attended fewer than 75% of the aggregate number of meetings of the Board of Directors held during the period he or she served on our Board and the number of meetings of committees of the Board of Directors on which he or she served during the period of service in 2000.

     Compensation of Directors

     We pay an annual retainer of $20,000 to directors who are not our employees. We also pay each such non-employee director a fee (plus out-of-pocket expenses) for attendance (in person or by telephone) at each meeting of our Board of Directors and for each committee meeting held on a non-Board meeting day. Our Board of Directors meeting fee is $1,000 and the committee meeting fee is $500. In addition, the chairman of each committee receives an additional annual fee of $1,000.

     We also compensate our directors through our 1997 Stock Option and Incentive Plan (the "1997 Plan"). Each non-employee director receives options to purchase 3,000 shares of our common stock upon such non-employee director's initial election to our Board. In addition, each continuing non-employee director receives a grant of options to purchase 7,500 shares of our common stock immediately following the election of directors at each annual meeting of our stockholders. Both employee directors and non-employee directors are eligible to receive other grants under the 1997 Plan, which grants are provided at the discretion of our Executive Compensation Committee.

     Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Such executive officers, directors and greater than ten percent stockholders are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 they file.

     Based on our review of the copies of such forms we have received and on written representations from certain reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that our executive officers, directors and greater than ten percent stockholders complied with the
Section 16(a) filing requirements applicable to them with respect to transactions during 2000, with the exception that one late filing was made in 2000 by Mr. Oliver Carr regarding shares of our common stock purchased in February 2000.

Vote Required and Recommendation

     When a quorum is present, the affirmative vote of a majority of the votes present at the annual meeting will be required for the election of directors. A properly executed proxy marked "Withhold Authority" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Accordingly, abstentions or broker non-votes as to the election of directors will have the effect of a vote against the election of the candidates.

     Our Board of Directors recommends a vote FOR the candidates named in this Proxy Statement as directors to hold office until the expiration of the terms for which they have been nominated and until their successors are elected and qualified. Should any one or more of these nominees become unable to serve for any reason before the annual meeting, our Board of Directors may designate a substitute nominee or nominees, in which event the persons designated as proxy holders on the enclosed proxy will vote for the election of such substitute nominee or nominees, or may reduce the number of members of our Board of Directors.

                        STOCKHOLDER PROPOSAL RELATING TO
                          INSTATEMENT OF THE ELECTION
                             OF DIRECTORS ANNUALLY
                                  (Proposal 2)

     Mrs. Evelyn Y. Davis, 2600 Virginia Ave., N.W., Suite 215, Washington, DC 20037, holding 200 shares of our common stock, has given notice of her intention to propose the following resolution at the 2001 Annual Meeting of Stockholders:

"RESOLVED: "That the stockholders of CarrAmericaRealty [sic] recommend that the Board of Directors take the necessary steps to instate the election of directors ANNUALLY, instead of the stagger system which was recently adopted."

     Mrs. Davis submitted to us the following statement in support of the resolution:

     "The great majority of New York Stock Exchange listed corporations elect all their directors each year.

     This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board.

     Last year the owners of 15,292,274 shares, representing approximately 26.1% of shares voting, voted FOR this proposal.

     If you AGREE, please mark your proxy FOR this resolution."

                         ----------------------------

     OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 2.

     Our current system of electing directors to staggered three-year terms has been in place since we completed the initial public offering of our common stock in February 1993. Under this method, currently one-third of our directors are elected annually by our stockholders, dividing our Board of Directors into three equal classes.

     Our Board of Directors believes that this board classification provides us and our stockholders with significant continuity and stability, factors which are of vital importance to our business. At all times, we benefit from having at least two-thirds of our Board of Directors experienced with our long-term business strategy and operations. This enables our Board of Directors to build on past experience and plan for a reasonable time into the future. Board classification provides an effective balance between the need for continuity and experience on the Board and the need for revalidation of the stockholder mandate through the election process.

     Our Board believes that directors elected to a classified Board are no less accountable to stockholders than they would be if elected annually. Our directors are continually accountable to stockholders by virtue of state law fiduciary duties and their ongoing legal obligations to serve the best interests of all stockholders. Accountability is not affected by the length of a director's term.

     In addition, the classified Board is intended to encourage persons who may seek to acquire control of us to initiate such action through negotiations with our Board. At least two meetings of our stockholders would generally be required to replace a majority of our Board. Board classification reduces the risk to us and our stockholders of the uncertainty and instability resulting from a precipitous change in the majority control of our Board. By reducing the threat of an abrupt change in the composition of the entire Board, classification of directors would give our Board sufficient time to review any takeover proposal, study appropriate alternatives and achieve the best results for all of our stockholders. Our Board believes that although a classified board enhances the ability to negotiate favorable terms with a proponent of an unfriendly or unsolicited proposal, it does not necessarily discourage takeover offers.

     Adoption of this proposal would not in itself eliminate the classified Board. The proposal simply recommends that our Board of Directors take steps to instate the election of directors annually. Further action by our stockholders would be necessary to amend our by-laws with a vote of a majority of the votes cast at a meeting of our stockholders at which a quorum is present.

     Finally, our Board notes that similar proposals regarding declassification of our Board of Directors were not approved by our stockholders at our 1996 and 2000 annual meetings.

     Our Board believes that a classified Board is in our best interests as well as the best interests of our stockholders, and that you should oppose efforts to eliminate it.


                        -------------------------------


     OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 2.

                             EXECUTIVE COMPENSATION

     The following table provides information on the annual and long-term compensation for our Chief Executive Officer and our four most highly compensated other executive officers (our ``Named Executive Officers") for the periods indicated:

                           Summary Compensation Table

                                                                                          Long-Term Compensation
                                                                                      -------------------------------
                                                       Annual Compensation                        Awards
                                              --------------------------------------  -------------------------------
                                                                           Other        Restricted       Securities
                                                                           Annual       Stock Unit       Underlying      All Other
Name and Principal Position             Year     Salary        Bonus    Compensation   Awards ($)(1)   Options (#)(2)  Compensation
---------------------------            ------   --------     ---------  ------------  ---------------  --------------  -------------
Thomas A. Carr........................  2000   $   456,122    $600,000          0               0         125,000       $102,570 (4)
 President and Chief                    1999   $   450,000    $550,000          0               0               0       $ 47,746 (4)
 Executive Officer; Chairman            1998   $332,500 (3)   $350,000          0      $2,000,000         550,000       $  9,080 (4)
 of the Board of Directors

Philip L. Hawkins.....................  2000   $   386,212    $458,000          0               0         100,000       $106,330 (6)
 Chief Operating Officer                1999   $   380,000    $400,000          0               0               0       $ 66,546 (6)
                                        1998   $281,975 (5)   $230,750          0      $1,500,000         400,000       $  9,080 (6)

Richard F. Katchuk....................  2000   $   378,619    $398,000          0               0         100,000       $ 40,587 (8)
 Chief Financial Officer                1999   $319,019 (7)   $280,000          0      $1,000,000          85,000       $ 23,159 (8)
                                        1998      N/A

Karen B. Dorigan......................  2000   $227,373 (9)   $220,000          0      $  350,003          50,000       $40,534 (10)
 Chief Investment Officer               1999   $   196,562    $200,000          0               0               0       $15,281 (10)
                                        1998   $   160,162    $ 90,000          0      $  388,531          75,000       $ 8,929 (10)

Kent C. Gregory.......................  2000   $   219,817    $182,750          0               0          50,000       $57,584 (11)
 Managing Director--                    1999   $   205,000    $174,250          0               0               0       $39,391 (11)
 National Accounts                      1998   $   205,000    $153,750          0      $1,000,000         150,000       $ 8,940 (11)

(1) Represents the value of grants of restricted stock units made under our 1997 Stock Option and Incentive Plan. The restricted stock units vest ratably over a five-year period, assuming the grantee is still an employee of CarrAmerica or otherwise eligible for vesting on the vesting date. On each vesting date, the grantee will receive shares representing 20% of the total number of restricted stock units granted plus an amount equal to the dividends that would have been paid on such shares had the shares been outstanding since the grant date, or the cash equivalent thereof, at our option. The grants of restricted stock units do not entitle the grantees to any current dividend or voting rights. As of December 29, 2000, the total holdings of restricted stock units of the Named Executive Officers (with one unit deemed equivalent to the value of one share) and the market value of such holdings were as follows: Mr. Thomas A. Carr: 83,553 units ($2,616,253); Mr. Hawkins: 62,664 units ($1,962,166); Mr. Katchuk: 43,669 units ($1,367,386); Ms. Dorigan:  30,020 units ($940,001); and Mr. Gregory:
     41,776 units ($1,308,111). The following table provides information on grants of restricted stock units during 2000 scheduled to vest in under three years from the date of grant:


                                No. of Units     No. of Units   No. of Shares      No. of Shares
                                 Vesting on       Vesting on     Vesting on         Vesting on
         Grantee                  2/16/01           11/2/01       2/16/02            11/2/02
         -------                ----------       ------------   -------------      -------------
    Karen B. Dorigan.........      966               1695           966                1695

(2) All option grants were made under our 1997 Stock Option and Incentive Plan.

(3) Mr. Carr's annual salary was $300,000 from January until October 1998, when it was increased to $450,000.

(4) Includes employer contributions for 2000, 1999 and 1998 to the CarrAmerica Realty Corporation Retirement Plan in the amounts of $8,500, $8,000 and $8,000, respectively, and life, AD&D and long-term disability insurance premiums in the amounts of $1,032, $1,104 and $1,080, respectively.
    Includes dividend equivalent payments of $92,678 and $38,642 made in 2000 and 1999, respectively, based on ownership of vested restricted stock units.

(5) Mr. Hawkins' annual salary was $250,000 from January until October 1998, when it was increased to $380,000.

(6) Includes $8,500, $8,000 and $8,000 contributions to the CarrAmerica Realty Corporation Retirement Plan for 2000, 1999 and 1998, respectively, and contributions for 2000, 1999 and 1998 for life, AD&D and long-term disability insurance premiums in the amounts of $1,032, $1,104 and $1,080, respectively. In addition, includes the cost to us of a split-dollar life insurance policy, for which we paid a premium of $30,500 and $28,462 in 2000 and 1999, respectively. Includes dividend equivalent payments of $66,028 and $28,980 made in 2000 and 1999, respectively, based on ownership of vested restricted stock units.

(7) Mr. Katchuk began his employment with CarrAmerica in 1999. The amount set forth as salary for Mr. Katchuk for 1999 represents actual salary paid to him for work performed from his hire date to December 31, 1999. His annualized salary for 1999 was $350,000.

(8) Includes an $8,500 contribution to the CarrAmerica Realty Corporation Retirement Plan for 2000 and employer contributions of $1,032 and $948 for 2000 and 1999, respectively, for life, AD&D and long-term disability insurance premiums. Includes the cost to us of a split-dollar life insurance policy, for which we paid a premium of $24,500 and $22,211 in 2000 and 1999, respectively. Includes $6,141 in dividend equivalent payments made in 2000 based on ownership of vested restricted stock units.

(9) Ms. Dorigan's annual salary was $210,000 from January until November 2000, when it was increased to $300,000.

(10) Includes $8,500, $8,000 and $8,000 contributions to the CarrAmerica Realty Corporation Retirement Plan for 2000, 1999 and 1998, respectively, and contributions for 2000, 1999 and 1998 for life, AD&D and long-term disability insurance of $1,032, $959 and $761, respectively. In addition, includes the cost to us of a split-dollar life insurance policy, for which we paid a premium of $12,000 and $4,617 in 2000 and 1999, respectively. Includes dividend equivalent payments of $18,535 and $1,546 made in 2000 and 1999, respectively, based on ownership of vested restricted stock units.

(11) Includes $8,500, $8,000 and $8,000 contributions to the CarrAmerica Realty Corporation Retirement Plan for 2000, 1999 and 1998, respectively and contributions for 2000, 1999 and 1998 for life, AD&D and long-term disability insurance premiums in the amounts of $1,032, $992 and $940, respectively. In addition, includes the cost to us of a split-dollar life insurance policy, for which we paid a premium of $10,963 and $13,010 in 2000 and 1999, respectively. Includes dividend equivalent payments of $36,675 and $17,389 made in 2000 and 1999, respectively, based on ownership of vested restricted stock units.


     The following table provides information on options granted to the Named Executive Officers during our last fiscal year. All such options are exercisable at the fair market value of a share of our common stock on the date of grant. The options have no value unless our stock price appreciates and the holder satisfies all applicable vesting requirements. All the options granted to the Named Executive Officers and to our other executive officers during 2000 vest 25% per year over four years. Options we granted to other employees during 2000 also vest 25% per year over four years.

                       Option Grants in Last Fiscal Year

                                                                                                   Potential Realizable Value at
                                                                                                Assumed Annual Rates of Stock Price
                                           Individual Grants                                       Appreciation for Option Term
------------------------------------------------------------------------------------------------------------------------------------
     (a)                        (b)                (c)                 (d)               (e)              (f)             (g)
                                                Percent of
                              Number of       Total Options
                              Securities       Granted to
                              Underlying        Employees        Exercise Price       Expiration
Name                       Options Granted    in Fiscal Year        ($ /Share)           Date            5% ($)          10% ($)
----                      ----------------    --------------     --------------      -----------       ----------      ----------
Thomas A. Carr..........      125,000              4.76%            20.6875           02/16/10         $1,626,282      $4,121,318
Philip L. Hawkins.......      100,000              3.81%            20.6875           02/16/10         $1,301,026      $3,297,055
Richard F. Katchuk......      100,000              3.81%            20.6875           02/16/10         $1,301,026      $3,297,055
Karen B. Dorigan........       50,000              1.91%            20.6875           02/16/10         $  650,513      $1,648,527
Kent C. Gregory.........       50,000              1.91%            20.6875           02/16/10         $  650,513      $1,648,527

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year End Option Values


                                                          Number of Securities       Values of Unexercised
                                                         Underlying Unexercised         In-the-Money
                            Shares                        Options at FY End(1)        Options at FY End(2)
                           Acquired       Value         --------------------------  --------------------------
  Name                    on Exercise    Realized       Exercisable  Unexercisable  Exercisable  Unexercisable
 -------                 -------------  -----------     -----------  -------------  -----------  -------------
Thomas A. Carr.......        95,000       $687,569        191,088       585,726       $848,582    $4,025,098
Philip L. Hawkins....        56,000       $324,250         77,433       448,956       $147,139    $3,142,678
Richard F. Katchuk...        21,250       $169,936              0       163,750       $      0    $1,656,172
Karen B. Dorigan.....             0       $      0         51,524       101,016       $253,392    $  780,387
Kent C. Gregory......        30,000       $168,000         55,433       156,956       $115,764    $  976,553

-----------------------------
(1) Number of shares of our common stock underlying options granted under our 1997 Stock Option and Incentive Plan or shares of our common stock for which Class A Units of Carr Realty, L.P. underlying options granted under the 1993 Carr Realty Option Plan would have been redeemable.
(2) Based on the last reported sale price of our common stock on the NYSE on December 29, 2000 of $31.3125.


     Employment Contracts

     Change-in-Control Arrangements. We have entered into change-in-control agreements with each of Thomas A. Carr, Philip L. Hawkins, Richard F. Katchuk and Karen B. Dorigan. These agreements generally provide that if within three years from the date of a "change in control" (as defined below), the employment of the executive with CarrAmerica is terminated without cause, or in the event that the executive terminates his or her employment with us based on a change in or diminishment of his or her responsibilities or a reduction in salary, such executive will be entitled to severance pay, including an amount equal to two times the executive's base annual salary and bonus compensation with us. Additionally, the executive will be eligible for certain continued benefits from us during the ensuing two-year period. Each of the agreements with Messrs. Carr, Hawkins and Katchuk initially is in effect until May 6, 2002, and thereafter may be extended automatically for additional one-year periods. The agreement with Ms. Dorigan initially is in effect until February 6, 2004, and thereafter may be extended automatically for additional one-year periods.

     For purposes of each of these agreements, a "change in control" generally means any of the following events: (i) the consummation of a reorganization, merger or consolidation involving CarrAmerica, unless all or substantially all of the individuals or entities who were the beneficial owners of our voting securities continue to own at least 60% of the outstanding voting securities of the surviving entity in substantially the same proportions; (ii) individuals who currently constitute our Board of Directors (including individuals who subsequently become directors whose nomination or election was approved by at least a majority of the directors constituting our Board of Directors as of the respective dates of the agreements) cease for any reason to constitute a majority of our Board of Directors; (iii) the approval by our stockholders of a reorganization, merger or consolidation in which we are not the surviving entity; or (iv) the approval by our stockholders of our complete liquidation or dissolution or the sale or other disposition of more than 50% of our operating assets.

     Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate SEC filings, in whole or in part, the following Performance Graph, the Report of the Executive Compensation Committee and Ad Hoc Compensation Committee and the Report of the Audit Committee shall not be incorporated by reference into any such filings:


                        PERFORMANCE GRAPH APPEARS HERE



* Assumes $100 invested on December 31, 1995 in our common stock or in the securities comprising the S&P 500 index or the NAREIT Equity index, assuming reinvestment of dividends.

     The points on the graph represent the following numbers:

Last Trading Day of    CarrAmerica  S&P 500  NAREIT Equity
---------------------  -----------  -------  -------------
2000.................     $183       $232        $162
1999.................     $116       $255        $128
1998.................     $120       $211        $134
1997.................     $148       $164        $163
1996.................     $129       $123        $135
1995.................     $100       $100        $100

               REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE AND
                         AD HOC COMPENSATION COMMITTEE

     Our Board's Executive Compensation Committee and Ad Hoc Compensation Committee present this report on our compensation policies as they affected the compensation reported above for our executive officers for fiscal year 2000. In performing their responsibilities, these committees had the benefit of reports prepared by our outside compensation consultant. The outside consultant provided information and advice on competitive compensation policies and practices and on the reasonableness of the compensation paid to our executives.

     Executive Compensation Philosophy

     CarrAmerica's executive officer compensation policies incorporate a variety of objectives. Executive officers are rewarded commensurate with CarrAmerica's performance, providing competitive compensation opportunities that recognize individual performance and responsibility that assists us in attracting and retaining a highly motivated, performance-oriented executive management team.
We believe that the use of such objectives to determine compensation for our executive officers serves as an important part of the foundation for enhancement of our stockholders' value. We implemented our executive officer compensation policies for 2000 with a compensation program based on the total direct compensation package of each executive officer. We evaluated each officer's package as a whole and in terms of two components: an annual component, which includes base salary and a cash bonus opportunity; and a long-term incentive component.

     In assessing the competitiveness of CarrAmerica's executive officer compensation, the Executive Compensation Committee periodically reviews materials brought to its attention by our outside compensation consultant. During a recent review, the consultant reported on the compensation practices of 20 comparable publicly-traded office REITs with median market capitalizations of approximately $2.1 billion and of 30 other large publicly-traded non-REIT organizations with median market capitalizations of approximately $1.5 billion. Our current capitalization is approximately $2.0 billion. The REITs whose compensation practices were reviewed constitute only a portion of the REITs included in the NAREIT Equity Index, which is used in the Performance Graph above to compare stockholder returns. The Executive Compensation Committee believes that in competing for executive talent competitors are not necessarily companies included in the NAREIT Equity Index, most of which have smaller capitalizations than ours.

     Annual Component

     Base Salaries. We established base salary ranges for our executive officers for fiscal year 2000 after a review of base salaries by the Executive Compensation Committee, taking into consideration information previously provided by our outside compensation consultant. The principal elements that entered into our determination to set base salaries to the levels reported for 2000 were the competitiveness of our base salaries compared to those paid by other large office REITs and other comparable for-profit corporations outside the real estate area, the roles and responsibilities of the individual, the contributions of the individual to our business, the requirements of the individual's job and the individual's prior experience and accomplishments.

     Cash Bonuses. We use annual cash bonuses as a primary method of rewarding executive officers commensurate with the Company's performance and individual performance. Early in fiscal year 2000, we established a target bonus amount for each executive officer equal to a percentage of the executive officer's base salary, after review of the proposed targets by the Executive Compensation Committee. The target bonus amounts for the Named Executive Officers were equal to 50% to 100% of their base salaries. Payment of the target bonus amounts was to be based primarily on three factors, contingent upon the adequacy of our cash and capital resources: (i) our attainment of a specific target in terms of funds from operations (FFO) per share; (ii) each officer's achievement of individualized quantitative financial and operational goals related to the activities he or she managed; and (iii) a qualitative component at our management's discretion. We retain the discretion to increase or decrease annual bonuses in any given year above or below target amounts to take into account extraordinary performance or events.

     Long-Term Incentive Component

     We use two forms of long-term incentive compensation - stock options and restricted stock units - as methods of aligning the financial interests of executive officers more closely with those of CarrAmerica's stockholders. The Executive Compensation Committee believes that recognizing executive officer retention as an important component will maintain and improve our performance. In particular, we increased long-term incentive compensation to make executive compensation more competitive with levels at companies competing with us for executive talent. In general, we attempted to set total direct compensation for our executive officers competitive with those for executive officers of peer group REITs and peer group public companies based on capitalization.

     Upon the Executive Compensation Committee's recommendation, our Board of Directors concluded that our long-term incentive opportunities for executive officers should be assessed on an annual basis. A compensation mix weighted more heavily towards long-term incentive compensation better aligns the interests of our executive officers at levels with those of our stockholders, because long-term incentive compensation is more closely linked to long-term performance and stock price.

     Stock Options. We include grants of stock options among the long-term incentives afforded to our executive officers. We believe that the interests of stockholders are best served by giving key employees the opportunity to participate in the appreciation of our common stock. To encourage our employees to seek long-term appreciation in the value of our common stock, stock options vest over a specified period of time. Accordingly, an employee generally must remain with CarrAmerica for a period of years to enjoy the full economic benefit of a stock option.

     Restricted Stock Units. Since 1998, we have made grants of restricted stock units to our executive officers as another form of long-term incentive compensation. Our outside consultant had reported that it had detected a trend in our REIT peer group towards granting restricted stock or restricted stock units. The Executive Compensation Committee believes that these restricted stock unit grants bring our overall long-term incentive compensation payable to our executive officers more in line with the compensation arrangements that have been implemented by our competitors for executive talent.

     Chief Executive Officer Compensation

     The Executive Compensation Committee has determined that the compensation reported for our Chief Executive Officer for 2000 was substantially in conformity with the policies described above for all of our other executive officers. The Committee, however, provided that a greater percentage of the CEO's total compensation would be payable through annual bonus and other incentive compensation, rather than through base salary. The Committee granted the CEO a bonus equal to approximately 130% of his base salary after the end of the year based on his exceptional performance, as demonstrated by us exceeding our target FFO, the effective implementation of our strategic plan, the continued development of our management team and the successful implementation of our capital and business plans during 2000.

     Deductibility of Executive Officer Compensation

     Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure, and stockholder approval requirements are met. Our stock option grants to our executive officers in 2000 are intended to qualify as "performance-based" compensation not subject to the Section 162(m) deduction limitation. Our restricted stock unit grants in 2000 are subject to the $1 million deduction limitation because they vest over time and are not considered "performance-based" within the meaning of Section 162(m). The Executive Compensation Committee believes that a substantial portion of the compensation awarded to our executive officers as annual cash bonuses would be exempted from the $1 million deduction limitation. The Committee's present intention is to qualify, to the extent reasonable, a substantial portion of each executive officer's compensation for deductibility under applicable tax laws.

     Ad Hoc Compensation Committee            Executive Compensation Committee
  (as to information on option grants)        (as to remainder of information)
         Timothy Howard                            C. Ronald Blankenship
      Wesley S. Williams, Jr.                          A. James Clark
                                                       Timothy Howard
                                                   Wesley S. Williams, Jr.


                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     C. Ronald Blankenship, A. James Clark, Timothy Howard and Wesley S. Williams, Jr. served on the Executive Compensation Committee of our Board of Directors during 2000. Timothy Howard and Wesley S. Williams, Jr. also served on the Ad Hoc Compensation Committee during 2000. None of these individuals was or ever has been an employee of CarrAmerica or any of our subsidiaries.

     Mr. Clark owns interests in certain entities that were parties to certain transactions involving us. A wholly owned subsidiary of Clark Enterprises, Inc., an entity of which Mr. Clark is the majority stockholder and which is a holder of Class A Units of Carr Realty, L.P., has provided construction management services to one of our affiliates, CarrAmerica Development, Inc. In connection with these services, the affiliate paid $1.7 million to Clark Enterprises for 2000.

                         Report of the Audit Committee

     The Audit Committee has reviewed and discussed the audited consolidated financial statements of CarrAmerica for fiscal year 2000 with CarrAmerica's management, and also has discussed with KPMG LLP, CarrAmerica's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received both the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, and has discussed with KPMG LLP the independence of KPMG LLP from CarrAmerica. In addition, the Audit Committee has considered whether the provision of services by KPMG LLP falling under the heading "All Other Fees" (see "Independent Auditors" below) is compatible with maintaining the independence of KPMG LLP from CarrAmerica (services falling under the heading "Financial Systems Design and Implementation Fees" being inapplicable, as there were no such services provided by KPMG LLP for the last fiscal year).

     Based on the foregoing, the Audit Committee recommended to CarrAmerica's Board of Directors that CarrAmerica's audited consolidated financial statements for fiscal year 2000 be included in CarrAmerica's Annual Report on Form 10-K for the year ended December 31, 2000.



                                Audit Committee
                               Andrew F. Brimmer
                                 Timothy Howard
                            Wesley S. Williams, Jr.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The following table sets forth information regarding the beneficial ownership of shares of our common stock as of March 8, 2001 for (1) each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, (2) each of our directors and each Named Executive Officer, and (3) all of our directors and executive officers as a group. Unless otherwise indicated in the footnotes, all such interests are owned directly, and the person or entity identified as the beneficial owner has sole voting and investment power. The number of shares reported as beneficially owned by a person represents the number of shares of common stock the person holds (including shares of common stock that may be issued upon exercise of options that are exercisable within 60 days of March 8, 2001) plus the number of shares into which Class A Units of Carr Realty, L.P. (including Class A Units of Carr Realty, L.P. that may be issued upon the exercise of options that are exercisable within 60 days of March 8, 2001) and Units of CarrAmerica Realty, L.P. held by the person are redeemable (if we elect to issue shares rather than pay cash upon such redemption). For purposes of the following table, the number of shares of our common stock, Class A Units of Carr Realty, L.P. and Units of CarrAmerica Realty, L.P. deemed outstanding includes 65,294,227 shares of our common stock, 4,680,511 Class A Units of Carr Realty, L.P. and 1,118,625 Units of CarrAmerica Realty, L.P., as well as 131,433 Class A Units of Carr Realty, L.P. and 731,202 shares of our common stock issuable upon exercise of options exercisable within 60 days of March 8, 2001. The extent to which a person holds Class A Units of Carr Realty, L.P. or Units of CarrAmerica Realty, L.P. or options to purchase common stock or Class A Units of Carr Realty, L.P. which are exercisable within 60 days of March 8, 2001, rather than common stock, is set forth in the footnotes.


                                                                       Percent       Percent of
      Name and Address                      Number of Shares/Units     of All       All Shares &
     of Beneficial Owner                     Beneficially Owned       Shares(1)       Units(2)
    -------------------                     ----------------------    ----------    ---------------

More Than 5% Beneficial Owner

Security Capital Group, Incorporated
SC Realty Incorporated................          28,603,417             42.4%            39.8%
3753 Howard Hughes Pkwy., Suite 200
Las Vegas, NV  89109

Morgan Stanley Dean Witter & Co.(3)...           4,100,078              6.1%             5.7%
1585 Broadway
New York, NY 10036

Morgan Stanley Dean Witter Investment
 Management Inc.(4)...................           3,616,550              5.4%             5.0%
1221 Avenue of the Americas
New York, NY 10020

Directors

C. Ronald Blankenship (5).............               9,500                *                *
Security Capital Group, Incorporated
125 Lincoln Avenue
Santa Fe, NM  87501

Andrew F. Brimmer (6).................              15,100                *                *
Brimmer & Company
4400 MacArthur Boulevard, NW
Washington, DC  20007

Oliver T. Carr, Jr. (7)...............           1,664,537              2.5%             2.3%
CarrAmerica Realty Corporation
655 15th Street, NW
Washington, DC  20005

Thomas A. Carr (8)....................             279,602                *                *
CarrAmerica Realty Corporation
1850 K Street, NW
Washington, DC  20006

A. James Clark (9)....................             970,440              1.4%             1.3%
Clark Enterprises, Inc.
7500 Old Georgetown Road
Bethesda, MD  20814

Timothy Howard (10)...................              25,866                *                *
Fannie Mae
3900 Wisconsin Ave, N.W.
Washington, DC  20016

Caroline S. McBride (11)..............              41,426                *                *
Security Capital Group, Incorporated
399 Park Avenue, 23rd Floor
New York, NY  10022

William D. Sanders (12)...............              41,866                *                *
Security Capital Group, Incorporated
125 Lincoln Avenue
Santa Fe, NM  87501

Wesley S. Williams, Jr. (13)..........              25,700                *                *
Covington & Burling
1201 Pennsylvania Avenue, NW
Washington, DC  20044

Named Executive Officers

Karen B. Dorigan (14).................              74,226                *                *
CarrAmerica Realty Corporation
1850 K Street, NW
Washington, DC  20006

                                                                       Percent       Percent of
      Name and Address                      Number of Shares/Units     of All       All Shares &
     of Beneficial Owner                     Beneficially Owned       Shares(1)       Units(2)
    -------------------                     ----------------------    ----------    ---------------
Kent C. Gregory (15)..................              87,100                *                *
CarrAmerica Realty Corporation
1600 Parkwood Circle, Ste. 150
Atlanta, GA 30339

Philip L. Hawkins (16)................             148,350                *                *
CarrAmerica Realty Corporation
1850 K Street, NW
Washington, DC  20006

Richard F. Katchuk (17)...............              11,465                *                *
CarrAmerica Realty Corporation
1850 K Street, NW
Washington, DC  20006

All directors and executive officers
  as a group (14 persons).............           3,410,178             5.1%             4.7%

---------------------------
* Less than 1%.

(1) Assumes that all options to acquire shares of our common stock held by the person that are shown, if any, are exercised, that all Class A Units of Carr Realty, L.P. and Units of CarrAmerica Realty, L.P. held by the person, if any, are redeemed for shares of our common stock, and that all options to acquire Class A Units of Carr Realty, L.P. held by the person that are shown, if any, are exercised and that the underlying Units are redeemed for shares of our common stock. The total number of shares outstanding used in calculating this percentage includes all currently issued and outstanding shares of our common stock plus shares of our common stock issuable upon redemption of all Class A Units and Units of CarrAmerica Realty, L.P. beneficially owned by the person (including Class A Units issuable to such person upon exercise of options that are shown), but assumes that none of the Class A Units and Units of CarrAmerica Realty, L.P. held by other persons are redeemed for shares of our common stock.
(2) Intended to show fully diluted beneficial ownership. Assumes that all options to acquire shares of our common stock and options to acquire Class A Units of Carr Realty, L.P. held by the person that are shown, if any, are exercised. The total number of shares outstanding used in calculating this percentage includes all currently issued and outstanding shares of our common stock and assumes that all of the Class A Units and Units of CarrAmerica Realty, L.P. held by other persons (including Class A Units issuable to such person upon exercise of options that are shown) are redeemed for shares of our common stock.
(3) Based on a filing made pursuant to Section 13(g) by Morgan Stanley Dean Witter & Co. Represents 4,100,078 shares of our common stock over which Morgan Stanley Dean Witter & Co. had shared dispositive power, 3,495,928 of such shares with respect to which Morgan Stanley Dean Witter & Co. also had shared voting power. According to the filing, represents shares owned by others, the accounts of which are managed by Morgan Stanley Dean Witter Investment Management Inc.
(4) Based on a filing made pursuant to Section 13(g) by Morgan Stanley Dean Witter Investment Management Inc., a wholly owned subsidiary of Morgan Stanley Dean Witter & Co. Represents 3,616,550 shares of our common stock over which Morgan Stanley Dean Witter Investment Management Inc. had shared dispositive power, 3,024,400 of such shares with respect to which Morgan Stanley Dean Witter Investment Management Inc. also had shared voting power. According to the filing, represents shares owned by others, the accounts of which are managed by Morgan Stanley Dean Witter Investment Management Inc.
(5) Mr. Blankenship is a director of Security Capital, but disclaims beneficial ownership of the shares held by Security Capital. Mr. Blankenship owns no shares of our common stock, but has options to purchase 9,500 shares of our common stock which are exercisable within 60 days of March 8, 2001.
(6) Dr. Brimmer owns 100 shares of our common stock and options to purchase 15,000 shares of our common stock which are exercisable within 60 days of March 8, 2001.
(7) The aggregate amount of shares of our common stock beneficially owned by Mr. Oliver T. Carr, Jr. consists of 103,820 shares of our common stock and 284,672 Class A Units owned directly by him, 150,000 Class A Units held in an irrevocable trust for the benefit of his spouse, 338,083 shares of our common stock and 650,462 Class A Units owned by The Oliver Carr Company, of which Mr. Carr is a director, chairman of the board and trustee of the majority stockholder, and Mr. Carr's options to purchase 90,000 Class A Units and options to purchase 42,500 shares of our common stock which are exercisable within 60 days of March 8, 2001. Mr. Carr disclaims beneficial ownership of 5,160 shares of our common stock held in an irrevocable trust for the benefit of his minor children, 44,585 shares of our common stock owned by his spouse and 16,473 shares of our common stock owned by his children.
(8) Mr. Thomas Carr is a director of The Oliver Carr Company. Mr. Carr disclaims beneficial ownership of the shares of our common stock and Class A Units held by The Oliver Carr Company. Mr. Carr holds 18,993 shares of our common stock, 24,614 Class A Units directly and 2,907 Class A Units are held by his children. Mr. Carr has options to purchase 25,000 Class A Units and 208,088 shares of our common stock which are exercisable within 60 days of March 8, 2001.
(9) The aggregate number of shares of common stock beneficially owned by Mr. Clark consists of 4,666 shares of our common stock and 358,596 Class A Units owned directly by him and 569,979 Class A Units owned by Clark Enterprises, Inc., of which Mr. Clark is chairman, president, a director and the majority stockholder. Mr. Clark owns options to purchase 37,199 shares of our common stock which are exercisable within 60 days of March 8, 2001.
(10) Mr. Howard has options to purchase 25,866 shares of our common stock which are exercisable within 60 days of March 8, 2001.
(11) Ms. McBride is an officer of Security Capital, but disclaims beneficial ownership of the shares held by Security Capital. Ms. McBride owns options to purchase 41,426 shares of our common stock which are exercisable within 60 days of March 8, 2001.

(12) Mr. Sanders is a director of Security Capital, but disclaims beneficial ownership of the shares held by Security Capital. Mr. Sanders has options to purchase 41,866 shares of our common stock which are exercisable within 60 days of March 8, 2001.
(13) Mr. Williams owns 200 shares of our common stock and options to purchase 25,500 shares of our common stock which are exercisable within 60 days of March 8, 2001.
(14) Ms. Dorigan owns 402 shares of our common stock and options to purchase 73,824 shares of our common stock which are exercisable within 60 days of March 8, 2001.
(15) Mr. Gregory owns 16,667 shares of our common stock and options to purchase 70,433 shares of our common stock which are exercisable within 60 days of March 8, 2001.
(16) Mr. Hawkins owns 11,917 shares of our common stock and options to purchase 125,000 shares of our common stock and 11,433 Class A Units which are exercisable within 60 days of March 8, 2001.
(17) Mr. Katchuk owns 11,465 shares of our common stock.

     Under the terms of a Stockholders Agreement between us and Security Capital, Security Capital generally is required to vote its shares of our common stock either in accordance with the recommendation of our Board of Directors or proportionally in accordance with the votes of the other holders of our common stock on matters submitted to the stockholders for a vote. Security Capital is permitted to vote its shares in its sole discretion under certain circumstances, including with respect to the election of its nominees as our directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Carr Real Estate Services, Inc., one of our affiliates in which The Oliver Carr Company owns voting stock, provides management and leasing services for certain properties in which we own a controlling interest. Fees paid to Carr Real Estate Services, Inc. for these services with respect to these properties totaled $6.6 million for 2000. Carr Real Estate Services, Inc. also provides management and leasing services for partnerships in which Oliver T. Carr, Jr. and/or A. James Clark, two of our directors, have interests. Fees paid to Carr Real Estate Services, Inc. for these services by these partnerships totaled $2.3 million for 2000.

     CarrAmerica Development, Inc., another of our affiliates in which The Oliver Carr Company owns voting stock, provides development and architectural services to many of our properties. Fees paid to CarrAmerica Development, Inc. for these services with respect to these properties totaled $1.6 million for 2000. CarrAmerica Development, Inc. also provides development and architectural services for partnerships in which Oliver T. Carr, Jr. and/or A. James Clark, two of our directors, have interests. Fees paid to CarrAmerica Development for these services by these partnerships totaled $0.2 million for 2000.

     We have entered into consulting agreements with each of Carr Real Estate Services, Inc. and CarrAmerica Development, Inc. pursuant to which we have provided certain consulting services. Fees paid to us for these services by Carr Real Estate Services, Inc. and CarrAmerica Development, Inc. totaled $1.8 million and $1.2 million, respectively, for 2000.

     CarrAmerica Development, Inc. borrows money from us periodically to finance its development business. As of December 31, 2000, we had loaned CarrAmerica Development, Inc. an aggregate of $140.7 million, $72.1 million of which was secured by real estate and $68.6 million of which was loaned on an unsecured basis. These loans bear interest at the rate of 9% per annum. The unsecured loan is payable upon demand and the secured loan matures on March 31, 2030.

     In April 2000, CarrAmerica Development, Inc. effected a recapitalization of its debt and equity interests. In connection with that transaction, The Oliver Carr Company executed a promissory note payable to CarrAmerica Development, Inc. in the amount of $688,950 in respect of certain equity contributions made by The Oliver Carr Company. Since April 2000, CarrAmerica

Development, Inc. has loaned an additional $880,324 to The Oliver Carr Company in respect of certain additional equity contributions made by The Oliver Carr Company. These loans bear interest at the rate of 9.25% per annum and mature on March 31, 2005.

     A wholly owned subsidiary of Clark Enterprises, Inc., an entity of which Mr. Clark is the majority stockholder and which is a holder of Class A Units of Carr Realty, L.P., has provided construction management services to CarrAmerica Development, Inc.. In connection with these services, CarrAmerica Development, Inc. paid $1.7 million to Clark Enterprises for 2000.

     Messrs. Thomas Carr, Hawkins, Katchuk and Gregory and Ms. Linda Madrid, an executive officer of CarrAmerica, were members of Strategic Omni Investors LLC, an entity which held voting common stock of HQ Global. In June 2000, in connection with the merger transaction involving HQ Global and VANTAS Incorporated, Strategic Omni Investors LLC sold the voting common stock of HQ Global held by it to FrontLine Capital Group, and distributed the proceeds of such sale (except for certain proceeds held back to secure indemnification obligations) out to its members, including the individuals listed above. In connection with such transaction, the gross amounts received by such individuals were as follows: Mr. Thomas Carr ($1,385,627); Mr. Hawkins ($1,128,482); Mr. Katchuk ($141,621); Mr. Gregory ($680,084); and Ms. Madrid ($141,621).

     We previously made loans to Messrs. Thomas Carr, Hawkins and Gregory and Ms. Dorigan, each of whom is an executive officer of CarrAmerica, as part of an incentive plan to encourage purchases of our stock. These loans bore interest at 6.73% per annum and were scheduled to mature in August 2007, or earlier under certain circumstances. Mr. Carr's loan was for a total principal amount of $474,996, of which he repaid $424,996 in March 2001 and of which the remaining $50,000 was forgiven by us as part of Mr. Carr's bonus for 2000. Mr. Hawkins' loan was for a total principal amount of $149,989 and he repaid it in July 2000. Ms. Dorigan's loan was for a total principal amount of $99,972 and she repaid it in July 2000. Mr. Gregory's loan was for a total principal amount of $332,489 and he repaid it in July 2000.

                              INDEPENDENT AUDITORS

     KPMG LLP, which served as our independent auditors for the last fiscal year and has been selected to serve as our independent auditors for the current fiscal year, will have representatives present at the annual meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     For services rendered during or in connection with our fiscal year 2000, as applicable, KPMG LLP billed the following fees:


     Audit Fees....................................     $375,500
     Financial Information Systems Design
       and Implementation Fees.....................           $0
     All Other Fees................................   $1,977,443


                                 OTHER MATTERS

     Our management knows of no other matters which may be presented for consideration at the annual meeting. If any other matters properly come before the meeting, however, the holders of proxies solicited by this Proxy Statement intend to vote such proxies as recommended by our Board of Directors or, if no such recommendation is given, in accordance with their judgment on such matters. If a stockholder proposal that was excluded from this Proxy Statement in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended, is properly brought before the meeting, it is intended that the proxy holders will use their discretionary authority to vote the proxies against such proposal.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, to be presented at the 2002 annual meeting must be received by our Corporate Secretary before December 3, 2001 to be considered for inclusion in our proxy material.

     In addition, any stockholder who wishes to propose a nominee to our Board of Directors or submit any other matter to a vote at a meeting of our stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934, as amended) must comply with the advance notice provisions and other requirements of Section 3.11 of our by-laws, which are on file with the Securities and Exchange Commission and may be obtained from our Corporate Secretary upon request. If a stockholder nomination or proposal is received after the date specified in the advance notice provisions, our proxy for next year's annual meeting may confer discretionary authority to vote on such matter without any discussion of the matter in the Proxy Statement.

               VOTING PROCEDURES AND COSTS OF PROXY SOLICITATION

     A properly executed proxy marked "Abstain" with respect to any such matter to be voted upon will not be voted, although we will count it for purposes of determining the presence of a quorum.

     We pay for preparing, assembling, and mailing this Proxy Statement and any other proxy materials transmitted on behalf of our Board of Directors. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to the beneficial owners of our common stock.

                                *    *    *    *

     Your vote is important. Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope as soon as possible.

                                   APPENDIX A
                                   ----------



                         CarrAmerica Realty Corporation
               Audit Committee of the Board of Director's Charter
               --------------------------------------------------

I.   Purpose

The primary function of the Audit Committee ("the Committee") is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing (a) the financial reports and other financial information provided by CarrAmerica Realty Corporation and its subsidiaries (collectively referred to as "the Company") to any governmental body or to the public; (b) the Company's systems of internal controls regarding finance, accounting, legal compliance and the ethics standards that management and the Board have established; and (c) the Company's auditing, accounting standards and financial reporting processes generally. Consistent with this function, the Audit Committee shall encourage continuous improvement of, and shall foster adherence to, the Company's policies and practices at all levels.

The Company's independent auditors are ultimately accountable to the Committee and the Board of Directors.

II.  Composition

The Audit Committee shall be comprised of three or more independent directors. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

Committee members are appointed for one-year terms and may be re-appointed for additional one-year terms at the discretion of the Board. The Board appoints a Chairperson of the Committee. The Chairperson will preside at Committee meetings and report on behalf of the Committee to the Board.

III. Meetings

The Committee should meet at least four times annually, or more frequently as circumstances dictate. The Chairperson of the Committee should decide the meeting agenda.

To provide access to the Committee, the Committee shall request, as deemed appropriate, attendance at its regular meeting or otherwise of the Chief Financial Officer, Controller, head of Internal Audit and such other members of the Company's management as circumstances require.

Minutes of each meeting will be circulated for approval at the next meeting. Approved minutes should then be submitted to the Board of Directors at the Board's next meeting for ratification of any action reported as taken by the Committee.

The Committee should meet at least annually with management, independent accountants, and the director of internal audit in separate executive sessions to discuss any matters that the Committee, the Chair of the Committee or each of these groups believe should be discussed privately.

IV.  Goals

Management has primary responsibility for the integrity and objectivity of the Company's financial reporting, subject to oversight by the Board of Directors. The Committee shall, on behalf of the Board of Directors, take reasonable steps to review management's actions to determine that:

 . a fair presentation of published financial information is made in accordance with generally accepted accounting principles and in compliance with all applicable professional and regulatory requirements;

 . an appropriate system of internal controls, policies and procedures is maintained; and

 . the quality of internal and external audit efforts is adequate and the Company's public accountants are independent.

V.   Responsibilities and Duties

To fulfill its responsibility and duties the Audit Committee shall review and may take recommendations to the Board concerning:

 .  annual audit plans of the Company's internal and independent auditors;

 . the results of the internal and independent auditor's activities, including their major conclusions, findings and recommendations and related management responses;

 . the Company's accounting and financial reporting practices, its annual and quarterly financial report to shareholders, and financial information submitted publicly;

 . accounting, legal, tax and other developments of major significance to the Company;

 .  adequacy and effectiveness of internal controls;

 . the evaluation and selection of the independent auditors subsequent to a recommendation to the Committee by management; and

 . such other matters, as the Board or the Audit Committee considers appropriate.

In its efforts to fulfill its responsibilities and duties, the Committee shall receive periodic written and verbal reports from management, internal audit, and the Company's independent auditors. The Committee shall receive these reports pursuant to a schedule that the Chairperson develops in consultation with management.

VI.  Administration

The Audit Committee shall have prompt and unrestricted access to all financial and operating information relevant to the Company's business. The Committee shall have ready access to the Company's legal counsel and to the independent auditors, and shall be provided from time to time with staff assistance from within the Company as requested.

The Committee may cause an investigation to be made into any matter within the scope of its responsibility that is brought to its attention. The Committee may engage such independent resources to assist in its investigations, as it deems necessary.

The Committee shall make regular reports to the Board on Committee activities. The reports will generally occur after each Committee meeting or at such other times, as the Committee deems appropriate.

As part of an on-going self-assessing process, the Committee will review and update this Charter periodically, as conditions dictate. The Board shall approve this Charter and any modifications to it, in order for the Charter to become effective.

                  THIS PROXY IS SOLICITED BY AND ON BEHALF OF
                           THE BOARD OF DIRECTORS OF
P
                         CARRAMERICA REALTY CORPORATION

R             REVOCABLE PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 3, 2001

O      The undersigned hereby appoints Linda A. Madrid and Ann Marie Pulsch, or any of them, Proxies, with full power of substitution, to act for and to vote the shares of the Common Stock of CARRAMERICA REALTY CORPORATION which the
X undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of said Company to be held on May 3, 2001, and at any and all adjournments thereof.

Y      Receipt of the Company's Notice of Annual Meeting of Stockholders and
   Proxy Statement is acknowledged.


       IMPORTANT-THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.


---------------    CONTINUED AND TO BE SIGNED ON REVERSE SIDE   ----------------
  SEE REVERSE                                                     SEE REVERSE
     SIDE                                                            SIDE
---------------                                                 ----------------

      Please mark
 [X]  votes as in
      this example.

    The Proxy when properly executed will be voted as directed hereon, or if no direction is indicated, will be voted FOR the election of the Board of Directors' nominees for director, and AGAINST Proposal 2

    1. To elect Directors.


       Nominees for terms                    2. To instate the election   FOR  AGAINST  ABSTAIN
       expiring 2004:                           of directors annually.    [ ]   [  ]     [  ]
       (01) Thomas A. Carr,
       (02) Caroline S. McBride and
       (03) Wesley S. Williams, Jr.

         FOR               WITHHOLD
         ALL   [  ]   [  ] FROM ALL
      NOMINEES             NOMINEES

                                             In their discretion, the Proxies are authorized
                                             to vote upon such other business as may properly
                                             come before the meeting.


[  ]  --------------------------------------
      For all nominees except as noted above


                                             MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [ ]


                                             (Please date and sign exactly as name appears on
                                             this Proxy Card. Joint owners should each sign.
                                             When signing as attorney, executor, administrator,
                                             trustee, guardian, etc. give full title as well.)


Signature:_________________  Date:__________  Signature:____________________  Date:____________
